December 22, 2022

Stephen Sjuggerud
VIA EMAIL: [*]

RE: Compensation Terms (Interim Chief Executive Officer)

Dear Steve:

Thank you for your ongoing contributions to the success of MarketWise, Inc. (together with its subsidiaries, affiliates and/or successors thereto as may employ you from time to time, the “Company”). We are pleased to confirm the terms of your compensation as Interim Chief Executive Officer of the Company (“Interim CEO”) in this letter (“Letter”), effective as of November 18, 2022 (“Effective Date”) and ending on the last day of your employment as Interim CEO.

Your annualized base salary will be $750,000 (“Base Salary”) as of the Effective Date, subject to any applicable deductions and withholdings, and payable in accordance with the Company’s normal payroll practices that apply to you. For the avoidance of doubt, the Base Salary payments hereunder during your employment as Interim CEO shall be in lieu of the annual guaranteed payments that you are entitled to receive for such period pursuant to Section 2(a)(i) of that certain Employment Agreement dated May 1, 2015 by and between you and the Company (the “Employment Agreement”) as in effect immediately prior to the Effective Date of this Letter.

In the event of the termination of your employment as Interim CEO by the Company without Cause (as defined in the Employment Agreement) prior to the 12-month anniversary of the Effective Date of this Letter, you will be eligible to receive a lump-sum Base Salary adjustment based on the duration of your employment as Interim CEO. The Base Salary adjustment assures you a minimum Base Salary (the “Adjusted Base Salary”) in accordance with the table below:

Duration of Employment	Adjusted Base Salary
< 6 months	$375,000
≥ 6 months and < 12 months	$750,000

In the event of a termination of your employment as Interim CEO without Cause, we will calculate your Base Salary adjustment by subtracting from your Adjusted Base Salary amount the cumulative Base Salary payments made to you as Interim CEO prior to such termination. Your Base Salary adjustment will be paid to you within sixty (60) days of the termination of your employment as Interim CEO.

You will also be eligible to receive two discretionary bonuses (each, a “Discretionary Bonus” and collectively, the “Discretionary Bonuses”), based on the duration of your employment as Interim CEO as follows:

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Duration of Employment	Discretionary Bonus
< 6 months	Up to $375,000
≥ 6 months	Up to $375,000

You are eligible to receive the first Discretionary Bonus up to a maximum amount of $375,000 if your employment as Interim CEO lasts less than 6 months. The Compensation Committee will evaluate your performance and the performance of the Company upon the 6-month anniversary of your employment as Interim CEO (or the termination of your employment as Interim CEO, if sooner) and determine the amount of your first Discretionary Bonus, if any, up to a maximum amount of $375,000. Your first Discretionary Bonus, if any, will be paid to you within thirty (30) days of your 6-month anniversary of your employment as Interim CEO (or the termination of your employment as Interim CEO, if sooner).

If your employment as Interim CEO lasts for more than 6 months, you will be eligible to receive a second Discretionary Bonus up to a maximum amount of $375,000. The Compensation Committee will evaluate your performance and the performance of the Company and determine the amount of your second Discretionary Bonus, if any, up to a maximum amount of $375,000. Your second Discretionary Bonus, if any, shall be determined and paid to you on or before March 15 of the year following the year of the termination of your appointment as Interim CEO. For the avoidance of doubt, the amount of the Discretionary Bonuses, if any, may be awarded at the sole discretion of the Compensation Committee and are in lieu of the discretionary bonuses that you are eligible to receive for such period under your Employment Agreement.

You continue to be responsible for personal tax obligations associated with the compensation outlined above. The Company will not withhold taxes and will make gross payments to you.

This Letter constitutes our entire understanding and agreement regarding your compensation as Interim CEO, and supersedes all prior negotiations, communications, understandings, and agreements relating thereto. Except as specifically set forth in this Letter, your Employment Agreement and all of its terms and conditions remain in full force and effect and is hereby ratified and confirmed in all respects, except that while the terms of this Letter are in effect, all references in your Employment Agreement to the “Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean your Employment Agreement as temporarily modified by this Letter. When your employment as Interim CEO ends, we will adjust your compensation terms to replace the Base Salary payable pursuant to this Letter with the annual guaranteed payments under the Employment Agreement as in effect immediately prior to the Effective Date of this Letter.

This Letter shall be interpreted and construed in accordance with the laws of the State of Florida without regard to any conflicts of laws principles. Please acknowledge your acceptance of the terms of this Letter by signing where indicated below.

Thank you, again, for your dedication to MarketWise.

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Sincerely yours,

THE BOARD OF DIRECTORS OF MARKETWISE, INC.

/s/ Van Simmons

By: Van Simmons
Chair, Compensation Committee

ACKNOWLEDGED AND AGREED:

/s/ Stephen Sjuggerud
Stephen Sjuggerud

December 27, 2022
Date